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                                                                    Exhibit 99.1

                                         [COBRA LETTERHEAD]
FOR IMMEDIATE RELEASE


                    Investor Contact:    Gerald M. Laures
                                         Vice President - Finance
                                         Cobra Electronics Corporation
                                         773-804-6216
                                         glaures@cobraelectronics.com
                                         ----------------------------

                    Media Contacts:      Larry Larsen
                                         Fleishman-Hillard
                                         312-751-3617
                                         larsenl@fleishman.com
                                         ---------------------

                                         Jessica Heine
                                         Fleishman-Hillard
                                         312-932-2801
                                         heinej@fleishman.com
                                         --------------------



               COBRA ELECTRONICS TO ACQUIRE LOWRANCE ELECTRONICS

Acquisition Secures Cobra's Leadership in Complementary Markets and Expands its Global Reach

     CHICAGO, Illinois, and TULSA, Oklahoma, January 5, 2001 - Cobra Electronics Corporation (Nasdaq: COBR) and Lowrance (Nasdaq: LEIX) today announced the signing of a definitive agreement under which Cobra will purchase all of the outstanding shares of common stock of Lowrance at $8.25 per share in cash. The acquisition brings together premier companies from the two-way mobile communications, SONAR, marine and recreational GPS businesses, combining their complementary products and customers and extending Cobra's global reach. The transaction values Lowrance at approximately $53 million, including the assumption of debt anticipated at the time of closing. The acquisition will significantly increase Cobra's revenues as Lowrance's fiscal 2000 revenues exceeded $73 million.

     Under the agreement, which has been approved by the boards of directors of both companies, Cobra will commence a tender offer no later than January 16, 2001 for all of the outstanding shares of Lowrance's common stock. Stockholders owning approximately 54.3 percent of Lowrance's outstanding shares of common stock have entered into agreements to tender their shares pursuant to the tender offer.

     The offer is subject to customary conditions, including the tender of at least 63 and 1/3 percent of Lowrance's outstanding shares of common stock. The tender offer is also conditioned on Cobra's


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obtaining adequate financing. Cobra has agreed to the terms of senior bank financing with LaSalle Bank, GE Capital and BT Commercial in the amount of $85 million. Cobra has also agreed to the terms of subordinated financing with American Capital Strategies in the amount of $15 million. The proceeds from financing will provide necessary funds for the transaction as well as refinance Cobra's existing working capital and letter of credit requirements. Both the senior bank and the subordinated financing are subject to negotiation and the execution of definitive agreements and other financing conditions. The financing transactions and the acquisition are anticipated to close in February 2001.

     "This acquisition secures a leading position for Cobra in the marine and recreational Global Positioning System (GPS) and SONAR businesses, both of which provide significant, profitable growth opportunities," said Jim Bazet, president and chief executive officer of Cobra Electronics. "The acquisition offers us tremendous strategic growth opportunities in terms of new product development, distribution and manufacturing. It also positions us with superior technology in GPS, SONAR and navigational mapping software."

     Cobra and Lowrance have each successfully positioned themselves in high-growth markets. Cobra is a strong number two player in the estimated $300 million Family Radio Service (FRS) business - one of the fastest growing segments of two-way mobile communications. Lowrance is a leader in the marine and recreational GPS market. Boaters and outdoor enthusiasts use GPS to determine location and navigation information based on satellite data. According to Allied Business Intelligence, the worldwide commercial GPS market, including the markets in which Lowrance participates, is expected to grow from an estimate of nearly $5 billion in 1999 to an estimate of nearly $14 billion in 2005, nearly tripling over the six year period.

     The companies will also bring together leadership in complementary businesses. Cobra is the leader in the Citizens Band radio and radar detection markets. Lowrance is the number one player in the marine and recreational SONAR market. SONAR refers to the technology that detects bottom contours, depth and the presence of fish below water.

     "The Lowrance acquisition supplements Cobra's strong internal growth and continues the momentum of our transformation. It fits with our growth strategies to aggressively expand internationally, extend domestic distribution channels, develop leadership positions in complementary markets, and pursue strategic acquisitions," said Jim Bazet. For the first nine months of 2000, Cobra increased its sales by 19 percent and its net income by over 140 percent.

     "Like Cobra, Lowrance has a 40-year track record of innovation and a reputation that stands for quality and technological leadership," said Darrell Lowrance, co-founder, president and chief executive officer of Lowrance. "The deal joins complementary companies, combines Lowrance's


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state-of-the-art technology with Cobra's superb marketing and distribution strengths, and secures resources for Lowrance's expansion."

  Through the acquisition, Cobra will have access to new channels, such as original equipment manufacturers (OEMs), marine dealers and sporting goods stores. These channels will provide opportunity for cross-channel product sales and marketing. Cobra products are currently distributed through a strong, well-established network of approximately 300 retailers, including eight of the top ten consumer electronics retailers, the "Big Three" office supply super-stores, and mass market channels such as Wal-Mart, Kmart, Costco and Sam's Club. Additionally, the acquisition will expand Cobra's international presence from 32 to 60 foreign countries, with strengthened distribution in Canada, Europe and Australia.

     The tender offer will be followed by a merger in which each share of Lowrance common stock not tendered through the offer will convert to a right to receive $8.25 in cash. After the merger, Lowrance will become a wholly owned subsidiary of Cobra.

     "I am delighted that Darrell Lowrance and the entire senior management team will remain with the company," said Jim Bazet. "Together, we will leverage our combined innovation, technology and distribution strengths to build our global two-way mobile communications, SONAR and marine navigation and recreational GPS businesses."

ABOUT COBRA ELECTRONICS

     Forbes named Cobra Electronics Corporation (Nasdaq: COBR) to its list of "200 Best Small Companies in America" in 2000. Cobra is a leading global manufacturer of two-way mobile communications products, holding the number one or strong number two position in every major market in which it does business. The Family Radio Service (FRS) business is one of the fastest growing segments of two-way mobile communications, and Cobra is a leading FRS player in the U.S., Canada and Europe. Cobra has a 40-year track record of innovation and award-winning products, and leads the industry in developing technology applications that anticipate market demand. To learn more about Cobra Electronics and its products, please visit the Cobra site at http://www.cobraelectronics.com.


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ABOUT LOWRANCE

     Lowrance is the number one company in the marine and recreational SONAR market and has a leading position in the marine and recreational Global Positioning System (GPS) business. With over 43 years of proprietary design and manufacturing expertise and 50 U.S. patents, Lowrance's technology has revolutionized the consumer GPS and SONAR industries. Lowrance markets under the brand names "Lowrance" and "Eagle" in 60 countries. To learn more about Lowrance and its products, please visit the Lowrance site at http://www.lowrance.com.

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Lowrance. At the time a subsidiary of Cobra commences its offer, it will file a Tender Offer Statement with the Securities and Exchange Commission and Lowrance will file a Solicitation/Recommendation Statement with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The offer to purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of Lowrance, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/Recommendation Statement will also be available for free at the Commission's Web site at www.sec.gov.

     The statements in this release concerning Cobra's sales and profit growth are forward-looking statements that involve certain risks and uncertainties, including the acceptance of Cobra's new and existing products by customers, continued success of Cobra's cost containment efforts and continuation of key distribution channel relationships. These forward-looking statements are based on assumptions that Cobra believes to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.

                                     ####
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[COBRA LETTERHEAD]                                         [LOWRANCE LETTERHEAD]


COBRA ELECTRONICS PROFILE
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TICKER                               NASDAQ:  COBR
--------------------------------------------------------------------------------
Incorporated                         1961
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President and CEO                    Jim Bazet
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Leadership                           Number one in radar detection and Citizens
                                     Band radios, strong number two in Family
                                     Radio Service (FRS) two-way mobile radios
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International Reach                  32 countries
--------------------------------------------------------------------------------
Company Locations
-  Headquarters                      -  Chicago, Illinois
-  Overseas Presence                 -  Dublin, Ireland & Hong Kong
--------------------------------------------------------------------------------
Employees                            135
--------------------------------------------------------------------------------
Distribution                         8 of the top 10 consumer electronics
                                     retailers, the "Big Three" office
                                     suppliers, Wal-Mart, Kmart, Costco & Sam's
                                     Club
--------------------------------------------------------------------------------
Sales                                $118.7 million (1999); $95.7 million for
                                     the nine months ending 9/30/2000
--------------------------------------------------------------------------------
Net Income                           $4.0 million (1999); $4.2 million for the
                                     nine months ending 9/30/2000
--------------------------------------------------------------------------------
EBITDA                               $8.1 million (1999); $8.9 million for the
                                     nine months ending 9/30/2000
--------------------------------------------------------------------------------
Web site                             www.cobraelectronics.com
--------------------------------------------------------------------------------


LOWRANCE ELECTRONICS PROFILE
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TICKER                               NASDAQ:  LEIX
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Incorporated                         1958
--------------------------------------------------------------------------------
Founder, president and CEO           Darrell Lowrance
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Leadership                           Number one in marine and recreational
                                     SONAR, leader in marine and recreational
                                     GPS
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International Reach                  60 countries
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Company Locations
-  Headquarters                      -  Tulsa, Oklahoma
-  Manufacturing Facility            -  Ensenada, Mexico
-  Overseas Presence                 -  Toronto, Canada & Sydney, Australia
--------------------------------------------------------------------------------
Employees                            887
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Distribution                         OEMs, marine dealers and distributors &
                                     sporting goods stores
--------------------------------------------------------------------------------
Sales                                $73.2 million
--------------------------------------------------------------------------------
Net Income                           $4.7 million (excluding severance and
                                     merger costs)
--------------------------------------------------------------------------------
EBITDA                               $7.8 million (excluding severance and
                                     merger costs)
--------------------------------------------------------------------------------
Web site                             www.lowrance.com
--------------------------------------------------------------------------------